Exhibit 99.2

Contact:	Michael Bermish Investor Relations Officer (732) 212-3321
FOR IMMEDIATE RELEASE
WELLMAN, INC. ANNOUNCES WEBCAST TO DISCUSS RESTRUCTURING OF ITS U.S. FIBER OPERATIONS
September 26, 2006 Shrewsbury, NJ —Wellman, Inc. (NYSE: WLM) invites you to access presentation slides and listen to a live Webcast with Tom Duff, Chairman and CEO, on Wednesday, September 27, at 4:00 P.M. pertaining to the company’s recent announcement of the restructuring of its U.S. fiber operations. Below you will find details on how you may access the webcast.

What:	Wellman, Inc.’s Restructuring of its Fiber Operations Conference Call

When:	4:00 p.m. Eastern time on Wednesday, September 27, 2006.

Where:	Wellman, Inc. internet home page: http://www.wellmaninc.com

How:	Log onto the Wellman, Inc. internet home page, at the above address, go to the Investor Relations page, and follow the prompts.

Replays:	Replay of this Webcast will be available for one week starting 6:00 P.M on September 27, 2006. To access the replay, follow the same procedure used to access the live Webcast.
This Webcast may include certain non-GAAP terms. These terms are defined in the Financial Glossary section of the Investor Relations page on the Wellman, Inc. website, http://www.wellmaninc.com
Wellman, Inc. is principally engaged in the manufacture and marketing of high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester staple fibers. We believe we are the world’s largest PET plastics recycler, utilizing a significant amount of recycled raw materials in our manufacturing operations.
Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; availability and cost of raw materials; reduced sales volumes; increase in costs; polyester staple fiber, textile and PET resin imports; the actions of our competitors; the financial condition of our customers; availability of financing, changes in financial markets, interest rates, credit ratings, tax risks; environmental risks and foreign currency exchange rates; regulatory changes; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operations of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2005.